                                                                        EXH 13 A
                                   FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

     [X]       ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1994
                                            -----------------
                                       or
     [_]       TRANSITION REPORT PURSUANT TO SECTION 13 OR
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 0-19039
                         ------------------------------

                               VALUE HEALTH, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

               Delaware                            06-1194838
          ----------------------          ---------------------------
     (State or other jurisdiction of      (IRS Employer Identification No.)
      incorporation or organization)

        22 Waterville Road, Avon Connecticut             06001
      ---------------------------------------      ------------------
       (Address of principal executive offices)       (Zip Code)

      Registrant's telephone number, including area code: (203) 678-3400
                                                          -----------------
          Securities registered pursuant to Section 12(b) of the Act:
                        Common Stock, Without Par Value
                Preferred Stock Purchase Rights, $0.01 par value
       Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

              Yes   X                   No _____
                  -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

The aggregate market value, as of March 13, 1995, of Common Stock held by non-affiliates of the registrant: $1,101,553,065 based on the last reported sale price on the New York Stock Exchange.

The number of shares of Common Stock, without par value outstanding as of March 13, 1995: 40,583,911.

                      DOCUMENTS INCORPORATED BY REFERENCE



Portions of the following documents are incorporated by reference into the Parts of this Form 10-K indicated:

     DOCUMENT                                FORM 10-K REFERENCE
     --------                                -------------------
     (1)  Value Health, Inc. 1994            Parts II & IV
          Annual Report

     (2)  Definitive proxy statement         Part III
          for Annual Meeting of
          Stockholders to be held
          May 4, 1995.

                               VALUE HEALTH, INC.
                               TABLE OF CONTENTS

________________________________________________________________________________

PART I


                                                                           Page
                                                                           ----
Item 1.     Business.........................................................1
Item 2.     Properties.......................................................9
Item 3.     Legal Proceedings................................................9
Item 4.     Submission of Matters to a Vote of Security.......................
               Holders.......................................................9
Item 4a.    Executive Officers of the Registrant.............................9


PART II

Item 5.     Market for Registrant's Common Equity and Related
               Stockholder Matters..........................................11
Item 6.     Selected Financial Data.........................................11
Item 7.     Management's Discussion and Analysis of Financial
               Condition and Results of Operations..........................11
Item 8.     Financial Statements and Supplementary Data.....................11
Item 9.     Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure..........................11


PART III

Item 10.    Directors and Executive Officers of the Registrant..............12
Item 11.    Executive Compensation..........................................12
Item 12.    Security Ownership of Certain Beneficial Owners
               and Management...............................................12
Item 13.    Certain Relationships and Related Transactions..................12


PART IV

Item 14.    Exhibits, Financial Statement Schedules,
               and Reports on Form 8-K......................................13

                                     PART I


ITEM 1. BUSINESS
- ------- --------

     Value Health, Inc. ("Value Health" or the "Company") provides specialty managed health care benefit programs and health care information services. The Company's specialty managed health care benefit programs are designed to manage costs and maintain quality in selected health care sectors that are of particular concern to employers due to their size, rapid cost escalation and potential for overutilization. These areas include prescription drugs,
   mental health and substance abuse, and workers' compensation.    The
   Company's health care information services are based upon the use of clinical and data analysis to guide health care decision-making. These products include clinically-based precertification and claims review, provider profiling, claims cost analysis, evaluation and management of health benefit providers, disease management and health policy and management consulting.

     Value Health was incorporated in Delaware in March 1987 for the purpose of acquiring and developing specialty managed health care businesses meeting its strategic objectives. From 1987 to 1993, the Company made several acquisitions that were accounted for as purchases and included companies in the prescription drug, mental health and substance abuse, workers' compensation and information services fields.

     On December 14, 1993, the Company completed its merger with Preferred Health Care Ltd. ("Preferred"), a provider of health care programs for mental health and substance abuse and workers' compensation and related services.
   In this transaction, each share of Preferred common stock was exchanged for .88 shares of the Company's common stock. The Company issued 10,958,841 shares of its common stock to complete the merger, which was accounted for as a pooling of interests. All the historical financial statements of the Company have been restated to include Preferred.

     On May 1, 1994, the Company and Pfizer Inc ("Pfizer") entered into a joint venture partnership to develop specialty disease management programs, with committed capital of up to $50 million by each partner. The Company also entered into a multi-year contract with Pfizer to develop value-added programs designed to improve physician and patient use of Pfizer prescription and medical device products. Further, several Pfizer drug products will receive assured positions on Value Health's prescription drug formularies in return for rebate arrangements.

     On June 21, 1994, the Company completed its acquisition of Community Care Network, Inc. ("CCN"), a provider of services to workers' compensation and group health markets. The purchase price was $40 million in cash and contingent consideration of up to $80 million, based upon CCN's earnings during a twelve month calculation period, which period will end not later than December 31, 1996.

     On August 29, 1994, the Company completed its merger with Prescription Drug Service, Inc., based in Hauppauge, New York, and its affiliated company Prescription Drug Service West, Inc. (collectively, "PrescDrug"), based in Chandler, Arizona. The Company issued 937,178 shares of its common stock in exchange for all of the outstanding common stock of PrescDrug. The PrescDrug companies are suppliers of mail service and retail prescription drug benefits
   to national, regional and local union, corporate and HMO benefit plans.    On
   August 31, 1994, the Company acquired by merger all of the outstanding common stock of RxNet, Inc., ("RxNet") by issuing 256,136 shares of its common stock for all of the outstanding common stock of RxNet. RxNet is located in Fresno, California and offers prescription drug card programs to insurers, self-insured employer groups, third party administrators, and multiple
   employer trusts and associations.    Both of these transactions were
   accounted for as poolings of interests and financial statements for all periods prior to these combinations have been restated to reflect the combined operations.

     The early acquisitions and operations of the Company through 1990 were financed principally with stock issuances to Warburg Pincus Capital Company, L.P. ("Warburg"). Since the Company's initial public offering in 1991, raising $37.5 million, acquisitions and operations have been financed by the $160.8 million in proceeds from two public offerings in 1992 together with internally-generated funds.

     The principal operating entities of the Company are ValueRx Pharmacy Program, Inc. ("ValueRx"), Value Behavioral Health, Inc. ("VBH"), Value Health Insurance Services Group ("ISG"), Value Health Sciences, Inc. ("VHS"), and Lewin-VHI, Inc. ("Lewin").



   PRODUCTS AND SERVICES

   PHARMACY BENEFITS MANAGEMENT
   ----------------------------

     The Company offers the following prescription drug cost and quality management programs through its ValueRx subsidiary.

     MANAGED PRESCRIPTION DRUG BENEFIT PLANS.  The Company provides outpatient
     ---------------------------------------
   prescription drug plans which incorporate benefit plan design services, a network of retail pharmacies, clinically-based utilization review, claims processing, a mail service prescription option and member prescription drug support services.

     Value Health's prescription drug preferred provider organization includes a national network of more than 37,000 chain and independent pharmacies serving over 8,000,000 people as of January 1, 1995. As part of its prescription drug benefit programs, Value Health employs specialized proprietary claims administration software which it believes processes claims at a lower cost than general medical claims systems used by insurance companies and TPAs.
   The Value Health system links most network pharmacies through on-line terminals. The Company gathers information through its software programs to monitor its customers' drug benefit plans and supplies reports to customers regarding drug utilization, costs and other information. Under Value Health's

   "ValueFee" prescription drug benefit plans, plan beneficiaries obtain medications from a network pharmacy which then bills the Company at previously negotiated rates. Value Health is reimbursed by the plan sponsor on a per-prescription basis reflecting a discount off the medication's average wholesale price. In ValueFee arrangements, the Company bears no financial risk for increases in the number of prescriptions, nor does it carry any significant risk for price changes because it has already negotiated costs for the medications. In some of these arrangements, however, the Company's fees are subject to adjustment depending upon performance as measured against targeted criteria.

     ValueClaim is a managed "major medical" prescription drug benefit program which requires each plan beneficiary to pay for prescriptions and submit a paper claim for reimbursement of amounts exceeding a deductible. Value Health has developed the ValueClaim product to market to employers that currently pay for prescription drugs through major medical plans.

     All of the Company's prescription drug benefit plans are sold on a ValueFee or ValueClaim basis except for certain administrative services only contracts, and certain arrangements with one customer. Under contract with this customer, Value Health agrees to provide prescription drug benefits for a fixed monthly payment per employee. The Company's benefit plans with this customer exclude most high-cost injectable drugs and drugs administered by home infusion therapy.

     INTEGRATED MAIL ORDER PROGRAM.  Value Health provides a mail order
     ------------------------------
   prescription option as an integrated part of its specialty managed prescription drug benefit plans. Mail prescription service is typically provided as a convenience to individuals who prefer to fill prescriptions by mail. ValueRx's primary mail service facility in Iowa is a state-of-the-art, fully automated complex that includes an intelligent dispensing system, advanced material handling techniques and integrated drug utilization review.

     PRESCRIPTION DRUG UTILIZATION REVIEW (DURBASE).  The Company's DURbase
     ----------------------------------------------
   product is a proprietary computerized drug claims review program which identifies people at high risk for drug-induced illness. DURbase was developed with over fifteen years of research and operation, and incorporates a database of more than eleven million patient records which is updated frequently with information from the 144 million medical and prescription claims reviewed annually by the Company. DURbase applies over 200 clinically-based screens to review drug claims and to identify patients at high risk for drug-induced illness. When such patients are identified, Value Health communicates by alert letter with the prescribing physicians.

     The DURbase product is provided as an integral part of ValueRx's prescription drug benefit plans, and as a freestanding product charged for on a per-prescription or per-member basis.

     PHYSICIAN PRESCRIPTION PROFILING AND EDUCATION.   Value Health provides
     ----------------------------------------------
   programs designed to achieve cost effective prescribing by physicians through the profiling of prescription drug claims to identify physicians who appear to use improper prescribing practices, followed by education, or "counter detailing," of the identified physicians on the use of lower cost drug therapies.

     PRESCRIPTION DRUG FORMULARY.  Another program for promoting cost
     ---------------------------
   effective prescribing by physicians involves the adoption of a recommended list of covered drugs, or formulary, as part of the design of a health benefit plan.

   MENTAL HEALTH, SUBSTANCE ABUSE AND EMPLOYEE ASSISTANCE PROGRAMS
   ---------------------------------------------------------------

     The Company's VBH subsidiary offers the following services to assist its customers in containing costs and assuring quality in the area of mental health and substance abuse.

     MANAGED MENTAL HEALTH BENEFIT PLANS.  The Company offers specially designed
     -----------------------------------
   mental health and substance abuse programs which incorporate preferred provider networks, clinically-based utilization review and case management, benefit design, member support and claims administration services. As part of the Company's programs, networks are established with psychiatrists, psychologists, social workers and health care facilities whereby these health care providers agree to provide services at discounted rates and abide by plan rules relating to matters such as utilization review, quality assurance and professional licensing. The Company's utilization review and case management procedures are applied within its provider networks to give customers an integrated cost containment solution to mental health care needs.

     VBH's principal product is a comprehensive managed care mental health and substance abuse program which offers customized plan design, access to VBH's national preferred provider networks of practitioners and facilities, telephone-based patient evaluation, referral and concurrent utilization review by professional clinicians, and claims review and management reporting and analysis. In connection with the sale of this comprehensive program, VBH offers two optional program elements - an employee assistance program ("EAP") and claims payment services.

     CASE EVALUATION, PATIENT REFERRAL AND CONCURRENT UTILIZATION REVIEW.  Each
     --------------------------------------------------------------------
   client of the comprehensive program is assigned an individual toll-free information and referral telephone access number which is available to all plan beneficiaries 24 hours a day. This evaluation and referral system is staffed by clinically-trained case managers, most of whom hold a masters or a doctorate degree in psychology or psychiatric social work or a degree in nursing and have a minimum of three to five years experience in the psychiatric and/or substance abuse field. Case managers evaluate each beneficiary's clinical situation and refer the beneficiary to an appropriate provider within VBH's network, if possible.

     Each inpatient case is assigned to one of VBH's clinical case managers responsible for reviewing the treatment plan and progress from the time of initial evaluation and referral through the conclusion of treatment. Working directly with the assigned provider, the case manager assists in determining whether the proposed course and setting for treatment is certifiable as medically necessary and appropriate. The case manager also interacts with the provider to establish the patient's discharge plan. The case manager is guided by VBH's proprietary clinical database, which employs protocols developed by VBH based on established national norms.

     CLAIMS REVIEW AND MANAGEMENT REPORTING AND ANALYSIS.  Details regarding a
     ----------------------------------------------------
   patient's treatment are entered into an on-line interactive information system which tracks utilization and cost information. VBH recommends payment only for treatment which its clinical case manager determines to be certifiable as medically necessary and appropriate. This information system is also used to report utilization data to VBH's clients.

     ADDITIONAL PROGRAMS AND SERVICES.  In connection with the delivery of its
     ---------------------------------
   comprehensive programs, VBH offers as optional components an EAP as well as claims payment services. The employee assistance program provides employees and their dependents with short-term counseling sessions for a wide range of personal and work-related problems. The EAP product is also available on a stand-alone basis. Also, VBH offers on a stand-alone basis, primarily for inpatient treatment, the concurrent utilization review and reporting component of its comprehensive program.

     Employers generally contract with VBH for its mental health program under one of two different payment structures. Under the first payment structure, the employer typically self-insures its mental health and substance abuse claims and pays VBH an administrative fee. In some of these arrangements, the Company's fee is subject to adjustment upward or downward depending upon performance as measured against targeted criteria. Under the second payment structure, the Company receives a fixed premium per plan beneficiary and is responsible for paying all approved claims, thereby bearing the risk that claims may exceed premiums paid. In these arrangements, the Company uses cost sharing arrangements with network providers, as well as utilization review, case management and other techniques to manage its claims risk.

     The Company's principal customers for its managed care mental health and substance abuse programs are large self-insured employers who contract with VBH to provide the plan on a "carved out" basis separate from the balance of the customer's health care programs.

     VBH's programs utilize a network of approximately 36,000 practitioners and inpatient facilities nationwide.


   MANAGED WORKERS' COMPENSATION, GROUP HEALTH AND RELATED SERVICES
   ----------------------------------------------------------------

     ISG provides managed workers' compensation and group health services.
   ISG offers network-based cost management and treatment strategies for medical and indemnity coverages and work-related injuries. Programs include comprehensive utilization management, claims administration, disability management, and health care data analysis. ISG's specialty networks are designed to control costs and produce improved medical outcomes. In February 1995, the Company announced that CCN entered into marketing agreements with Northwestern National Life Insurance Company and John Alden Financial Corporation to offer a health maintenance organization ("HMO") in California that will be owned and operated by CCN. CCN expects the HMO to begin operating in Southern California in early 1996, pending regulatory approval.


   DISEASE MANAGEMENT PROGRAMS AND CLINICAL REVIEW SERVICES
   --------------------------------------------------------

     VHS is engaged in the development of comprehensive programs that improve patient outcomes and control costs by organizing managed care initiatives around diseases. VHS is also engaged in the development and sale of software and services designed to assist in the identification and elimination of inappropriate medical services and the profiling of provider practices.

     DISEASE MANAGEMENT SERVICES.  VHS is developing disease management
     ----------------------------
   capabilities that integrate the clinical delivery of healthcare with expert decision support, national guidelines, expert judgment and advanced case management techniques. Disease management programs under development are tailored to meet the specific needs of employers, managed care organizations and provider groups.

     MEDICAL REVIEW SYSTEM.  VHS has developed a highly differentiated
     ---------------------
   proprietary software product, the Medical Review System ("MRS"), which employs algorithms based on clinical standards to determine the medical appropriateness of 34 high-cost inpatient and outpatient procedures. MRS' artificial intelligence "smart questioning" logic permits nurses and clinicians to efficiently gather clinical data about a patient over the telephone, match the data to scoring algorithms, and recommend certification of a procedure or refer doubtful cases to reviewing physicians.

     MRS is used in benefit programs covering over 12 million people. The MRS software is licensed to insurance carriers, Blue Cross and Blue Shield plans, and numerous HMOs for an annual license fee.

     PRACTICE REVIEW SYSTEM.  While MRS permits the pretreatment review of high
     ----------------------
   cost procedures, efficient pre-authorization review of large numbers of lower cost procedures to identify inappropriate utilization is not practicable.
   The Practice Review System ("PRS") adds two new tools: a pre-payment claims review tool to evaluate the medical necessity and quality of coding for lower cost procedures, and a post-payment tool for profiling providers.

     The pre-payment tool permits payers to challenge or readjust claims for such factors as procedure code unbundling, physician visit code inflation, and excessive tests and procedures for individual patients. The post-payment tool permits payers who are managing provider networks to profile their providers against a range of criteria to determine those with the highest and lowest rates of best practices and to understand clinical utilization patterns for over 200 conditions.

     CLINICAL PRODUCT DEVELOPMENT.  The VHS team of physicians and research
     ----------------------------
   Ph.D.s also acts as a supporting clinical product development staff for the Company's other subsidiaries. This staff, together with VBH personnel, developed the Mental Health Review System, which applies the VHS technology to the mental health field. This upgraded clinical review system has been installed for several mental health accounts.


   HEALTH POLICY, RESEARCH AND MANAGEMENT CONSULTING SERVICES
   ----------------------------------------------------------

     The Company, through its Lewin subsidiary, provides health policy and management consulting services to public and private sector organizations.

     HEALTH POLICY.  Lewin provides policy analysis, program design,
     -------------
   microsimulation and program evaluation to government agencies, foundations, purchasers, employers and industry associations.

     MANAGEMENT CONSULTING.  Services include economic research and analysis,
     ---------------------
   strategic planning, merger and acquisition support, market analysis, capitation rate setting, network contracting and evaluation of new medical technologies.

   REVENUES

   Revenues during the past three fiscal years as percentages of total revenues were as follows:

                                     1994        1993        1992
                                   ------      ------      ------
   Prescription Drugs               67.0%       63.8%       61.7%
   Mental Health                    20.3        23.4        31.2
   Insurance Services                6.9         5.2         0.4
   Information Services              4.2         5.4         3.4
   Other                             1.0         1.1         1.7
   Investment Income                 0.6         1.1         1.6
                                   ------      ------      ------
    TOTAL REVENUES                 100.0%      100.0%      100.0%
                                   ======      ======      ======

     SALES AND MARKETING

     Value Health markets its products through a direct sales force which is complemented by full-time account representatives who assist in responding to requests for proposals and closing sales. While most products are sold directly to self-insured employers, insurance companies, HMOs, PPOs and TPAs, the Company has developed commission arrangements with regional and local independent insurance brokers.

     MAJOR CUSTOMERS

     The Company enters into one-year arrangements with most of its customers. During the year ended December 31, 1994, no customer accounted for more than 10% of the Company's total revenues.

     COMPETITION

     Value Health faces competition from many group insurance companies, HMOs, PPOs and TPAs and other specialty managed care companies. Many of the Company's competitors are significantly larger and have greater financial resources than the Company, including several drug manufacturers which have recently acquired large pharmacy benefits management companies. Value Health believes that its principal competitive strengths are its ability to control employer health care costs in targeted specialty sectors, its provider networks and clinically-based managed care techniques, and its ability to serve multi-state employers.

     INTELLECTUAL PROPERTY

     Value Health's software for MRS, DURbase and other products has been developed internally by the Company and under research and development agreements with third parties. In addition, the Company acquired licenses and other rights to certain information which was used in early research and development activities. The Company claims copyrights to its MRS and DURbase software and certain related documentation.

     GOVERNMENT REGULATION

     Many states in which Value Health provides certain specialty benefit programs and utilization review services require the Company to receive regulatory approval or licenses in order to conduct business. In order to maintain licenses and approvals for certain specialty benefit programs, Value Health must comply with various regulations relating to matters such as financial reserves and deposits, premium rates, benefit design and disclosure. Regulations relating to utilization review typically impose requirements with respect to qualification of personnel, appeal procedures, confidentiality and other matters relating to utilization review services.
   In some cases, more than one regulatory agency in each jurisdiction has authority over the activities of Value Health. State licensing laws and other regulations are subject to amendment and to interpretation by regulatory authorities with broad discretionary powers.

     Certain states and the federal government have enacted laws and regulations that apply to the Company's mail order pharmacy services. Such laws and regulations typically require registration and, in certain instances, impose limitations on the exclusive use of mail order pharmacies in employee benefits programs. The application of these laws and regulations to out-of-state mail pharmacy services is unclear in some jurisdictions and questions could arise with respect to compliance by the Company with such laws and regulations.

     ERISA governs aspects of the relationship between employer sponsored health benefit plans and providers of administrative services to such plans through a series of complex statutes and regulations that are subject to periodic interpretation by the Internal Revenue Service and the Department of Labor. ERISA imposes certain requirements on the manner in which the Company does business with employers who provide self-insured benefit plans. Ongoing enforcement activities of the Department of Labor may result in additional limitations on how the Company serves self-insured employer accounts.

     The regulation of managed health care continues to evolve, and the Company cannot predict the focus of future regulations. In general, regulation of managed care companies is increasing. For instance, many states either have adopted, or are now considering adoption of, additional laws and regulations relating to utilization review, and federal programs addressing control of health care costs are routinely proposed. Expansion of the Company's business to additional geographic markets or product lines may subject the Company to additional state and federal regulation.

     The Company believes that it is in compliance in all material respects with applicable current regulations governing its provision of managed care services. The Company monitors its compliance with applicable laws and regulations and works with regulators concerning various compliance issues that arise from time to time in the course of the licensing and regulatory review process. There can be no assurance that the Company's future operations will not be adversely affected by existing or new regulatory requirements or interpretations.

     EMPLOYEES

     As of December 31, 1994, the Company and its subsidiaries employed approximately 4,200 people. The Company has experienced no work stoppages and believes that its employee relations are good.

ITEM 2.  PROPERTIES
- -------  ----------

     The Company's principal corporate offices are located in Avon, Connecticut. The Company also maintains offices in a number of locations throughout the United States. Subsidiary headquarters are located in the New York City, Washington, D.C., Phoenix, and Los Angeles areas. The Company leases approximately 1,295,000 square feet of space and owns approximately 44,000 square feet of space. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required.


ITEM 3.  LEGAL PROCEEDINGS
- -------  -----------------

     The Company is not a party to any litigation that would have a material adverse impact on the Company's financial position or results of operations.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
- -------  ---------------------------------------------------

   No matters were submitted to a vote of security holders during the fourth quarter of 1994.


ITEM 4A.  EXECUTIVE OFFICERS OF THE REGISTRANT
- --------  ------------------------------------

   The executive officers of the Company, the age of each, and the period during
   which each has   served in his present office are as follows:

   ROBERT E. PATRICELLI (55) the founder of the Company, has been the Chief Executive Officer and a director of the Company since its organization and Chairman of the Board since February 1990. From its inception to September 1993, he served as President of the Company. Mr. Patricelli is a member of the Institute of Medicine of the National Academy of Sciences, and is a member of the boards of directors of the United States Chamber of Commerce, Northeast Utilities, Inc., Hartford Hospital and Wesleyan University.

   WILLIAM J. MCBRIDE (50) has been the President and Chief Operating Officer of the Company since September 1993 after serving as Executive Vice President of the Company since 1987. He also served as Treasurer from 1988 to February 1994 and has been a director since 1987.

   STEVEN J. SHULMAN (43) has been the Executive Vice President of the Company since September 1993. From 1987 to September 1993, he was Senior Vice President of the Company and he has been a director of the Company since April 1991. From October 1990 through April 1991, he also served as the acting President and Chief Executive Officer of the Company's American PsychManagement, Inc. subsidiary. Mr. Shulman is also a director of Ramsay Health Care, a psychiatric hospital operator and Novametrix, a medical device company.

   JAMES E. BUNCHER (58) serves as Chairman of the Board, President and Chief Executive Officer of CCN, which he joined in August of 1992. From January 1992 to August 1992, he was a consultant and a Vice President for TakeCare, Inc., an HMO. From 1987 to 1992, Mr. Buncher was a general partner of an investment partnership. From 1982 to 1987, Mr. Buncher was President and Chief Executive Officer of Republic Health Corporation, a hospital management company, of which he was a founder and director.

   PAUL M. FINIGAN (40) has been Vice President, General Counsel and Secretary of the Company since 1992. From 1991 to 1992, he was General Counsel and Secretary of the Company. From 1988 to 1991, Mr. Finigan was Associate General Counsel and Secretary of the Company.

   JACQUELINE KOSECOFF, PH.D. (45) has been a Vice President of the Company since 1992. She became the President of VHS in November 1992, after serving as an Executive Vice President from 1990 to 1992, and a Senior Vice President from 1988 to 1990, of VHS.

   LAWRENCE S. LEWIN (56) is the Chairman and Chief Executive Officer of Lewin and has served in that capacity since 1987. Mr. Lewin, who is that company's founder, also serves as an elected member of the Institute of Medicine, as well as a trustee of Intermountain Health Care, Inc., a non-profit multi-hospital system.

   LESLIE D. MICHELSON (43) is one of the founders of VHS and has served as Chairman of the Board or President, and Chief Executive Officer of that company since 1988.

   DAVID G. NOONE (41) has been the President and Chief Executive Officer of ISG since December 1993. From April 1992 to December 1993, he was President and Chief Operating Officer of Preferred. From April 1989 to April 1992, he served as Senior Vice President, Clinical Operations of Preferred.

   BARRY M. SMITH (41) has been the Chairman of the Board of ValueRx since November 1993 and has been the Chief Executive Officer since June 1990. He also served as President of ValueRx from June 1990 to November 1993 and assumed the title of President again in January 1995. He was the Vice President of Claims Administrations for PCS, Inc., a prescription drug claims administrator, from February 1989 to June 1990.

   CHARLTON C. TOOKE (41) has been the President and Chief Executive Officer of VBH since January, 1995. From December 1993 to January 1995, he was Executive Vice President of VBH's Western Region. From October 1990 to December 1993, he was Chief Operating Officer and Executive Director of American PsychManagement of California. From January 1990 to October 1990, Mr. Tooke was Director of Sales and Marketing for VHS.

   DAVID M. WURZER (36) has been Vice President, Treasurer and Chief Financial Officer of the Company since February 1994. From September 1993 to February 1994, he was Vice President, Finance and Investor Relations of the Company. From December 1990 to August 1993, Mr. Wurzer was Director of Operations Planning and Control of the Company. Prior to joining the Company in 1990, Mr. Wurzer was a Senior Audit Manager of Coopers & Lybrand.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
- -------  ---------------------------------------------------------------------

     The information required is contained in the Value Health, Inc. 1994 Annual Report ("Annual Report") on pages 30, 47 and 50. All of such information is incorporated herein by this reference.



ITEM 6.  SELECTED FINANCIAL DATA
- -------  -----------------------

     The information required is contained in the Annual Report, on page 30, under the heading "Summary Of Financial Data". All of such information is incorporated herein by this reference.



ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
- -------  -----------------------------------------------------------------------
         OF OPERATIONS
         -------------

     The information required is contained in the Annual Report, on pages 27 to 29, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations". All of such information is incorporated herein by this reference.



ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
- -------  -------------------------------------------

     The financial statements, together with the report thereon of Coopers & Lybrand L.L.P. dated February 22, 1995, appearing on pages 31 to 47 of the Annual Report are incorporated herein by this reference.



ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
- -------  ---------------------------------------------------------------
         FINANCIAL DISCLOSURE
         --------------------

     There has been no change in or disagreement with the Company's independent accountants during the Company's two most recent fiscal years.

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
- --------  --------------------------------------------------

DIRECTORS

     The information concerning directors of the Company required under this item is incorporated herein by this reference to the Company's definitive proxy statement for its annual meeting of stockholders to be held on May 4, 1995, which will be filed with the Commission not later than 120 days after the close of the Company's fiscal year ended December 31, 1994, under the heading "Election of Directors".

EXECUTIVE OFFICERS

     See Item 4a. above.



ITEM 11.  EXECUTIVE COMPENSATION
- --------  ----------------------

     The information required under this item is incorporated herein by this reference to the Company's definitive proxy statement for its annual meeting of stockholders to be held on May 4, 1995, which will be filed with the Commission not later than 120 days after the close of the Company's fiscal year ended December 31, 1994, under the heading "Executive Officer Compensation".



ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
- --------  --------------------------------------------------------------

     The information required under this item is incorporated herein by this reference to the Company's definitive proxy statement for its annual meeting of stockholders to be held on May 4, 1995, which will be filed with the Commission not later than 120 days after the close of the Company's fiscal year ended December 31, 1994, under the heading "Beneficial Ownership of Voting Securities".



ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
- --------  ----------------------------------------------

     The information required under this item is incorporated herein by this reference to the Company's definitive proxy statement for its annual meeting of stockholders to be held on May 4, 1995, which will be filed with the Commission not later than 120 days after the close of the Company's fiscal year ended December 31, 1994 under the heading "Certain Transactions".

                                  PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
- --------  ----------------------------------------------------------------

(a) (1)   Consolidated Financial Statements

The following consolidated financial statements of the Company and the report of independent accountants included in the Annual Report are incorporated herein by reference in Item 8.

                                                                                                PAGE NO. IN
                                                                                               ANNUAL REPORT
                                                                                               -------------
Consolidated Statements of Operations for the years
 ended December 31, 1994, 1993 and 1992                                                              31

Consolidated Balance Sheets as of December 31, 1994 and 1993                                         32

Consolidated Statements of Changes in Stockholders'
 Equity for the years ended December 31, 1994, 1993 and 1992                                         34

Consolidated Statements of Cash Flows for the years
 ended December 31, 1994, 1993 and 1992                                                              35

Notes to Consolidated Financial Statements                                                           36

Report of Independent Accountants                                                                    47

                                                                                                PAGE NO. IN
                                                                                                 FORM 10-K
                                                                                                 ---------
(2) Financial Statement Schedule:

Report of Independent Accountants on Financial Statement Schedule                                   S-1

II.      Valuation and Qualifying Accounts                                                          S-2

 All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     VALUE HEALTH, INC.
     DATE:  March 28, 1995
                                 BY: /s/ David M. Wurzer
                                    ------------------------------------------
                                            David M. Wurzer
                                            Vice President, Treasurer and
                                            Chief Financial Officer
                                            (Principal Financial and Accounting
                                               Officer)

     Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                       TITLE(S)                              DATE
         ---------                       --------                              ----
   /s/ Robert E. Patricelli       Chairman of the Board,                   March 28, 1995
- ---------------------------         Chief Executive Officer and
Robert E. Patricelli                Director (Principal Executive Officer)



                                  President and Chief Operating            March 28, 1995
   /s/ William J. McBride           Officer and Director
- ---------------------------
William J. McBride


   /s/ Steven J. Shulman          Executive Vice President                 March 28, 1995
- -------------------------------     and Director
Steven J. Shulman



   /s/ David J. McDonnell,D.S.W.  Director                                 March 28, 1995
- -------------------------------
David J. McDonnell, D.S.W.



   /s/ Walter J. McNerney         Director                                 March 28, 1995
- -------------------------------
Walter J. McNerney

         SIGNATURE                       TITLE(S)                              DATE
         ---------                       --------                              ----



   /s/ Rodman W. Moorhead, III    Director                                 March 28, 1995
- -------------------------------
Rodman W. Moorhead, III



   /s/ Constance B. Newman        Director                                 March 28, 1995
- ---------------------------
Constance B. Newman



   /s/ John Vogelstein            Director                                 March 28, 1995
- ---------------------------
John Vogelstein

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                     ------------------------------------
                         FINANCIAL STATEMENT SCHEDULES
                         -----------------------------


To the Stockholders and Board of Directors of Value Health, Inc.:

Our report on the consolidated financial statements of Value Health, Inc. and Subsidiaries has been incorporated by reference in this Form 10-K from page 47 of the 1994 Annual Report to Stockholders of Value Health, Inc. and Subsidiaries. In connection with our audits of such financial statements, we also have audited the related financial statement schedule listed in Item 14(a)(2) of this Form 10-K. We did not audit the financial statements of Preferred Health Care Ltd. for the years ended December 31, 1993 and 1992 or of Rx Net, Inc. for the year ended December 31, 1992, which statements reflect revenues of approximately 16% for the years ended December 31, 1993 and 1992, and total assets approximately 17% as of December 31, 1993, of the related consolidated totals. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for these wholly-owned subsidiaries of Value Health, Inc. in the above-mentioned schedule, is based solely on the reports of such other auditors.

In our opinion, based on our audits and reports of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                             /s/ Coopers & Lybrand L.L.P.

Hartford, Connecticut
February 22, 1995

                      VALUE HEALTH, INC. AND SUBSIDIARIES
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

===============================================================================================================
                                                         COLUMN C
        COLUMN A                 COLUMN B                ADDITIONS                 COLUMN D         COLUMN E
- ---------------------------------------------------------------------------------------------------------------

                                                                 CHARGED TO
                                BALANCE AT      CHARGED TO         OTHER          DEDUCTIONS       BALANCE AT
                                 BEGINNING       COST AND         ACCOUNTS-            -              END
       DESCRIPTION               OF PERIOD       EXPENSES         DESCRIBE         DESCRIBE        OF PERIOD
===============================================================================================================

YEAR ENDED
  DECEMBER 31, 1994:

  Valuation Allowance For
    Deferred Tax Asset            $4,307,000      $669,000                                         $4,976,000

  Allowance for Doubtful
    Accounts                      $2,298,000    $6,341,000       $945,000/(5)/   $1,707,000/(2)/   $7,877,000

- ---------------------------------------------------------------------------------------------------------------

YEAR ENDED
  DECEMBER 31, 1993:

  Valuation Allowance For
    Deferred Tax Asset            $2,849,000    $1,458,000                                         $4,307,000

  Allowance for Doubtful
    Accounts                      $1,060,000    $1,267,000       $235,000/(1)/     $264,000/(2)/   $2,298,000

- ---------------------------------------------------------------------------------------------------------------

YEAR ENDED
  DECEMBER 31, 1992:

  Valuation Allowance For
    Deferred Tax Asset            $4,586,000    $1,381,000                       $3,118,000/(4)/   $2,849,000

  Allowance for Doubtful
    Accounts                        $458,000    $1,058,000       $269,000/(3)/     $725,000/(2)/   $1,060,000

===============================================================================================================

(1) Acquisition of Square Lake Corporation and Complete Pharmacy Network in July and November, 1993, respectively.
(2)  Write-Off of uncollectible accounts, net of recoveries.
(3)  Acquisition of Preferred Works, Inc. in December 1992.
(4)  Reduction in Valuation Allowance.
(5)  Acquisition of Community Care Network, Inc. in June 1994.

                                      S-2